Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated February 17, 2026 relating to the Common Shares, no par value, of Alpha Cognition Inc. shall be filed on behalf of the undersigned.

MANCHESTER MANAGEMENT COMPANY, LLC By: /s/ James E. Besser
Name: James E. Besser
Title: Managing Member

MANCHESTER MANAGEMENT PR, LLC By: /s/ James E. Besser
Name: James E. Besser
Title: Managing Member